LETTER REGARDING UNAUDITED INTERIM FINANCIAL INFORMATION


To the Board of Directors and Stockholders of Optical Coating Laboratory, Inc.
Santa Rosa, California


We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Optical Coating Laboratory, Inc. and subsidiaries for the periods ended July 31, 1999 and 1998, as indicated in our report dated August 19, 1999; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended July 31, 1999, is incorporated by reference in Registration Statement No. 33-41050, No. 33-26271, No. 33-12276, No. 33-48808, No. 33-
65132, No. 33-60891, No. 333-13013, No. 333-69159 and No. 333-
86527 on Forms S-8 and Registration Statement No. 33-61177, No. 33-65319 and No. 333-76853 on Form S-3.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

September 14, 1999